Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-297422-01

**PRICING DETAILS** Bridgecrest $750MM Subprime Auto ABS (BLAST 2026-4)

Joint Bookrunners: Wells Fargo (Str), BMO Capital Markets, and Deutsche Bank

Co-Manager: Citi

-Anticipated Capital Structure-

CL	SIZE($MM)	WAL^	S&P/DBRS*	BENCH	SPREAD	YLD%	CPN%	$PX

A-1	78.000	0.13	A-1+/R-1(H)	I-CRV	+ 33	4.370	4.370	100.00000
A-2	179.000	0.57	AAA/AAA	I-CRV	+ 59	4.915	4.86	99.99712
A-3	119.330	1.32	AAA/AAA	I-CRV	+ 62	5.155	5.10	99.99953
B	86.030	1.88	AA/AA	I-CRV	+ 75	5.475	5.41	99.99379
C	108.090	2.48	A/A	I-CRV	+ 110	5.923	5.85	99.99743
D	114.710	3.27	BBB/BBB	I-CRV	+ 165	6.556	6.46	99.97615
E	64.840	3.73	BB-/BB	I-CRV	+ 360	8.530	8.38	99.99325

^ WAL to 1.75% ABS to 10% Clean-Up Call

* Expected Ratings

-Deal Summary-

Offered Size : $750MM (no grow)

Exp. Pricing : Priced

Exp. Settle : 10/22/2026

Pxg Speed : 1.75% ABS to 10% Call

Offering Format: Public/SEC Registered (Class A-1 – D) | 144A (Class E)

First Pay Date : 11/16/2026

ERISA Eligible : Yes (Class A-1 – D) | No (Class E)

Exp. Ratings : S&P/DBRS

Min Denoms : $1k x $1k (Class A-1 – D) | $1M x $1k (Class E)

BBG Ticker : BLAST 2026-4

B&D : Wells Fargo

-Available Information-

Attached Materials : Preliminary Prospectus, Preliminary POM, FWP and CDI

Intex Deal Name : wsblast2604 Password: 47AV

Roadshow Link : https://dealroadshow.finsight.com | Entry Code (Case Sensitive): BLAST264

Direct Link : https://dealroadshow.finsight.com/e/BLAST264

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